PRICING SUPPLEMENT No. 976BD Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-162195 Dated October 26, 2010

$6,445,750 Deutsche Bank AG Market-Linked Notes Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar due on May 1, 2012

Investment Description

The Market-Linked Notes Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar (the “notes”) provide exposure to the performance of an equally weighted basket of currencies consisting of the Brazilian real (“BRL”), the Russian ruble (“RUB”), the Indian rupee (“INR”) and the Chinese renminbi (“CNY”) (each a “Basket Currency” and together the “Basket”) relative to the U.S. dollar (the “Reference Currency”) from the Trade Date to the Final Valuation Date. The notes provide a return of 120% of any positive Basket Return and exposure to any negative Basket Return up to -10%. The notes will not pay interest. You may lose up to 10% of your initial investment. Any element of protection is available only if the notes are held to maturity. Any payment on the notes, including any element of protection, is subject to the creditworthiness of Deutsche Bank AG.

Features

❑	Growth Potential: If the Basket Return is positive, you will receive a basket-linked return that may exceed the return you could receive on a traditional fixed income investment.

❑	Diversification Opportunity: The notes provide an opportunity to diversify your portfolio through exposure to the Basket Currencies.

❑

90% Protection Feature: If you hold the notes to maturity, you will receive at least 90% of your principal, subject to the creditworthiness of Deutsche Bank AG. You will participate in any negative Basket Return up to -10% and may lose up to 10% of your initial investment.

Key Dates

Trade Date	October 26, 2010
Settlement Date	October 29, 2010
Final Valuation Date[1]	April 26, 2012
Maturity Date[2]	May 1, 2012

[1]	Subject to postponement and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.
[2]	In the event the Final Valuation Date is postponed, the Maturity Date will be the third business day after the Final Valuation Date as postponed.

Note Offering

We are offering Market-Linked Notes Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar. The return of the notes at maturity will depend upon the performance of the Basket Currencies relative to the U.S. dollar. The notes are senior unsecured debt obligations of Deutsche Bank AG and are offered at a minimum investment of $1,000.

Basket Currencies	Reference Currency	Currency Weighting	Participation Rate	Note CUSIP/ISIN
Brazilian real (“BRL”) Russian ruble (“RUB”) Indian rupee (“INR”) Chinese renminbi (“CNY”)	USD	BRL – 25.00% RUB –25.00% INR – 25.00% CNY –25.00%	120%	25154N 13 4 / US25154N1349

See “Additional Terms Specific to the Notes” in this pricing supplement. The notes will have the terms specified in the prospectus dated September 29, 2009, the prospectus supplement dated September 29, 2009, product supplement BD dated September 29, 2009, and this pricing supplement. See “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement BD for risks related to investing in the notes.

Deutsche Bank AG has filed a registration statement (including the prospectus dated September 29, 2009, as supplemented by the prospectus supplement dated September 29, 2009, and the product supplement BD dated September 29, 2009) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest in the notes, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying prospectus, the prospectus supplement or product supplement BD. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Price to Public	Max. Discounts and Commissions(1)	Min. Proceeds to Us
Per Note	$10.00	$0.20	$9.80
Total	$6,445,750.00	$128,915.00	$6,316,835.00
(1)	For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$6,445,750.00	$459.58

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the Notes

You should read this pricing supplement, together with product supplement BD dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement BD dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200380/d424b21.pdf

♦	Prospectus supplement dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

♦	Prospectus dated September 29, 2009:

http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “notes” refers to the Deutsche Bank AG Market-Linked Notes Linked to a Basket of BRIC Currencies Relative to the U.S. Dollar that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Investor Suitability

The notes may be suitable for you if:

♦	You seek an investment with a return linked to the performance of the Basket Currencies relative to the U.S. dollar.

♦	You believe the Basket Return will be positive over the term of the notes, meaning that the U.S. dollar will weaken relative to the Basket Currencies.

♦	You can sustain a loss of up to 10% of your initial investment at maturity.

♦	You are willing to invest in the notes based on the Participation Rate of 120%.

♦	You are willing and able to hold the notes to maturity, and you are aware that there may be little or no secondary market for the notes.

♦	You do not seek current income from this investment.

♦	You are comfortable with the credit worthiness of Deutsche Bank AG, as Issuer of the notes.

The notes may not be suitable for you if:

♦	You do not seek an investment with exposure to the Basket Currencies Return.

♦	You do not believe the Basket Return will be positive over the term of the notes.

♦	You cannot sustain any loss of principal at maturity.

♦	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦	You are unwilling or unable to hold the notes to maturity.

♦	You seek an investment for which there will be an active secondary market.

♦	You seek current income from your investments.

♦	You are unwilling or unable to assume the credit risk associated with Deutsche Bank AG, as Issuer of the notes.

The suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page 13 and more detailed “Risk Factors” beginning on page 5 of the accompanying product supplement for risks related to an investment in the notes.

Final Terms

Issuer	Deutsche Bank AG, London Branch

Issue Size	$6,445,750

Issue Price	$10.00 per note principal amount (subject to a minimum purchase of 100 notes)

Currency of the Issue	United States dollars

Term	18 months

Basket Currencies and Currency Weighting	Basket Currency	Currency Weighting
	Brazilian real (BRL) Russian ruble (RUB) Indian rupee (INR) Chinese renminbi (CNY)	25.00% 25.00% 25.00% 25.00%

Participation Rate	120%

Payment at Maturity (per $10.00 note principal amount)	If the Basket Return is zero or positive, you
will receive:

$10.00 + ($10.00 x Participation Rate x Basket
Return)

If the Basket Return is greater than or equal
to -10%, but less than zero, you will receive:

$10.00 + ($10.00 x Basket Return)
In this scenario, you could lose up to 10% of your
principal.

If the Basket Return is less than -10%, you will
receive:

$9.00 per $10 note (a 10% loss)

Any payment on the notes, including any
element of protection, is subject to the
creditworthiness of Deutsche Bank AG.

Initial Basket Level	100

Final Basket Level	The Final Basket Level will be calculated as
follows:

100 x [1 + (BRL Return x 25.00%) + (RUB Return
x 25.00%) + (INR Return x 25.00%) + (CNY
Return x 25.00%)]

The BRL Return, RUB Return, INR Return and CNY
Return refer to the Currency Return for the
Brazilian real, the Russian ruble, the Indian rupee
and the Chinese renminbi, respectively

Basket Return	The percentage change in the Basket from the Initial Basket Level to the Final Basket Level, calculated as follows: Final Basket Level – Initial Basket Level Initial Basket Level

Currency Return	With respect to each Basket Currency, the
percentage change in the relevant Basket
Currency from the Initial Spot Rate to the Final
Spot Rate, calculated as follows:

Initial Spot Rate – Final Spot Rate

              Initial Spot Rate

Initial Spot Rate	USD/BRL Initial Spot Rate: 1.7045 USD/RUB Initial Spot Rate: 30.405 USD/INR Initial Spot Rate: 44.43 USD/CNY Initial Spot Rate: 6.6762

Final Spot Rate	For each Basket Currency, the Spot Rate on the Final Valuation Date

Spot Rate	For each Basket Currency, the spot exchange rate
for such currency against the U.S. dollar, as
determined by the Calculation Agent by reference
to the Spot Rate definitions set forth in this
pricing supplement under “Spot Rate.” The Spot
Rate for each Basket Currency is expressed as
units of the respective currency per one U.S.
dollar.

No Interest Payments	We will not pay you interest during the term of the notes

Determining Payment at Maturity

What Are the Tax Consequences of an Investment in the Notes?

TREATED AS CONTINGENT PAYMENT DEBT INSTRUMENTS—You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences.” The notes should be treated for U.S. federal income tax purposes as “contingent payment debt instruments” the denomination currency of which is the U.S. dollar. Under this treatment, regardless of your method of accounting, you will be required to accrue interest in each year on a constant yield to maturity basis at the “comparable yield,” as determined by us, although we will not make any payment on the notes until maturity. Any income recognized upon a sale, exchange or retirement of the notes generally will be treated as interest income for U.S. federal income tax purposes.

You may obtain the comparable yield and the projected payment schedule by submitting a written request to Deutsche Bank Securities Inc., 60 Wall Street, 31st Floor, Mail Stop NYC60-3106, New York, New York 10005, Attention: Brian Polchinski, (212) 250-1039. Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount of the contingent payment, if any, that we will pay on the notes.

Recently enacted legislation requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns, generally for tax years beginning in 2011, unless a regulatory exemption is provided. Individuals who purchase the notes should consult their tax advisers regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

Neither we nor UBS Financial Services Inc. provides any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

How will your Payment at Maturity be calculated?

Your Payment at Maturity will depend on the Basket Return. The following steps are necessary to calculate your Payment at Maturity:

Step 1: Calculate the Currency Return for each of the Basket Currencies.

The BRL Currency Return is the difference between the USD/BRL Initial Spot Rate and the USD/BRL Final Spot Rate relative to the USD/BRL Initial Spot Rate, expressed as a percentage and calculated as follows:

BRL Currency Return =	USD/BRL Initial Spot Rate – USD/BRL Final Spot Rate
USD/BRL Initial Spot Rate

An increase in the value of the Brazilian real relative to the U.S. dollar is expressed as a decrease in the USD/BRL spot rate.

The RUB Currency Return is the difference between the USD/RUB Initial Spot Rate and the USD/RUB Final Spot Rate relative to the USD/RUB Initial Spot Rate, expressed as a percentage and calculated as follows:

RUB Currency Return =	USD/RUB Initial Spot Rate – USD/RUB Final Spot Rate
USD/RUB Initial Spot Rate

An increase in the value of the Russian ruble relative to the U.S. dollar is expressed as a decrease in the USD/RUB spot rate.

The INR Currency Return is the difference between the USD/INR Initial Spot Rate and the USD/INR Final Spot Rate relative to the USD/INR Initial Spot Rate, expressed as a percentage and calculated as follows:

INR Currency Return =	USD/INR Initial Spot Rate – USD/INR Final Spot Rate
USD/INR Initial Spot Rate

An increase in the value of the Indian rupee relative to the U.S. dollar is expressed as a decrease in the USD/INR spot rate.

The CNY Currency Return is the difference between the USD/CNY Initial Spot Rate and the USD/CNY Final Spot Rate relative to the USD/CNY Initial Spot Rate, expressed as a percentage and calculated as follows:

CNY Currency Return =	USD/CNY Initial Spot Rate – USD/CNY Final Spot Rate
USD/CNY Initial Spot Rate

An increase in the value of the Chinese renminbi relative to the U.S. dollar is expressed as a decrease in the USD/CNY spot rate.

Step 2: Calculate the Final Basket Level.

The Final Basket Level will be calculated as follows:

100 x [1 + (BRL Return x 25.00%) + (RUB Return x 25.00%) + (INR Return x 25.00%) + (CNY Return x 25.00%)]

Step 3: Calculate the Payment at Maturity.

The Payment at Maturity per $10.00 note principal amount will be calculated as follows:

If the Basket Return is positive, you will receive:

$10.00 + ($10.00 x Participation Rate x Basket Return)

If the Basket Return is greater than or equal to -10%, but less than zero, you will receive:

$10.00 + $10.00 x Basket Return

In this scenario, you could lose up to 10% of your initial investment.

If the Basket Return is less than -10%, you will receive:

$9.00 per $10 note (a 10% loss)

Any payment, including any element of protection provided at maturity, is subject to the creditworthiness of the Issuer.

Scenario Analysis and Hypothetical Examples

The following scenario analysis and hypothetical examples use the Participation Rate of 120%.

The following table and examples illustrate the hypothetical payment amount at maturity per $10.00 note principal amount for a hypothetical range of Basket Returns and use the Participation Rate of 120%. The following results are based solely on the hypothetical example cited. You should consider carefully whether the notes are suitable to your investment goals. The numbers appearing in the table below have been rounded for ease of analysis.

Final Basket Level	Basket Return	Payment at Maturity	Return on Notes
200.00	100.00%	$22.00	120.0%
190.00	90.00%	$20.80	108.0%
180.00	80.00%	$19.60	96.0%
170.00	70.00%	$18.40	84.0%
160.00	60.00%	$17.20	72.0%
150.00	50.00%	$16.00	60.0%
140.00	40.00%	$14.80	48.0%
130.00	30.00%	$13.60	36.0%
120.00	20.00%	$12.40	24.0%
110.00	10.00%	$11.20	12.0%
105.00	5.00%	$10.60	6.0%
100.00	0.00%	$10.00	0.00%
95.00	-5.00%	$9.50	-5.00%
90.00	-10.00%	$9.00	-10.00%
80.00	-20.00%	$9.00	-10.00%
70.00	-30.00%	$9.00	-10.00%
60.00	-40.00%	$9.00	-10.00%
50.00	-50.00%	$9.00	-10.00%
40.00	-60.00%	$9.00	-10.00%
30.00	-70.00%	$9.00	-10.00%
20.00	-80.00%	$9.00	-10.00%
10.00	-90.00%	$9.00	-10.00%
0.00	-100.00%	$9.00	-10.00%

Hypothetical Examples:

The following payment examples show scenarios for the Payment at Maturity of the notes, illustrating positive and negative Basket Returns reflecting either correlated or offsetting returns in the different Basket Currencies. The following examples are, like the above, based on the Participation Rate of 120%, the Initial Spot Rates and hypothetical Final Spot Rates (which will be determined on the Final Valuation Date), for the Basket Currencies, and the resulting Basket Return. The hypothetical Final Spot Rate values for the Basket Currencies have been chosen arbitrarily for the purpose of illustration only, and should not be taken as indicative of the future return of any Basket Currency. The numbers appearing in the table below have been rounded for ease of analysis.

Example 1:

The positive Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of 10.00%. Due to the Participation Rate, the Payment at Maturity will equal $11.20 per $10.00 note principal amount.

Because the Basket Return is 10.00%, which is greater than zero, the Payment at Maturity is equal to $11.20 per $10.00 note principal amount (a return of 12.00%), calculated as follows:

Payment at Maturity = $10.00 + ($10.00 x 120.00% x 10%) = $11.20

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
BRL	1.7045	1.5341	10.00%	25.00%
RUB	30.405	27.3645	10.00%	25.00%
INR	44.43	39.987	10.00%	25.00%
CNY	6.6762	6.0086	10.00%	25.00%

Final Basket Level = 100 x [1 + (10% x 25%) + (10% x 25%) + (10% x 25%) + (10% x 25%)] = 110

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

= (110 – 100)/100 = 0.10 = 10.00%

Example 2:

The negative Currency Return of INR and CNY and the positive Currency Return of BRL and RUB relative to the U.S. dollar result in a Basket Return of -5.00%, and, therefore, a Payment at Maturity of $9.50 per $10.00 note principal amount.

Because the Basket Return is -5.00%, which is less than zero but greater than -10%, the Payment at Maturity is equal to $9.50 per $10.00 note principal amount (a return of -5.00%), calculated as follows:

Payment at Maturity = $10.00 + $10.00 x -5.00% = $9.50

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
BRL	1.7045	1.6193	5.00%	25.00%
RUB	30.405	27.3645	10.00%	25.00%
INR	44.43	51.0945	-15.00%	25.00%
CNY	6.6762	8.0114	-20.00%	25.00%

Final Basket Level = 100 x [1 + (5% x 25%) + (10% x 25%) + (-15% x 25%) + (-20% x 25%)] = 95

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

= (95 – 100)/100 = -0.05 = -5.00%

Example 3:

The negative Currency Return of each of the Basket Currencies relative to the U.S. dollar results in a Basket Return of -15.00%, and, therefore, a Payment at Maturity of $9.00 per $10.00 note principal amount.

Because the Basket Return is -15.00%, which is less than -10%, the Payment at Maturity is equal to $9.00 per $10.00 note principal amount (a return of -10.00% per $10.00 note principal amount), calculated as follows:

Payment at Maturity = $9.00 due to 90% protection

The table below illustrates how the Basket Return in the above example was calculated:

Basket Currency	Initial Spot Rate	Hypothetical Final Spot Rate	Currency Return	Currency Weighting
BRL	1.7045	1.9602	-15.00%	25.00%
RUB	30.405	34.9658	-15.00%	25.00%
INR	44.43	51.0945	-15.00%	25.00%
CNY	6.6762	7.6776	-15.00%	25.00%

Final Basket Level = 100 x [1 + (-15% x 25%) + (-15% x 25%) + (-15% x 25%) + (-15% x 25%)] = 85

Basket Return = (Final Basket Level – Initial Basket Level) / Initial Basket Level

= (85 – 100)/100 = -0.15 = -15.00%

*	For an initial investment of $1,000, your Payment at Maturity should be multiplied by 100.

Historical Information

The following charts show the historical performance of the Basket as well as historical individual exchange rates for each of the Basket Currencies against the U.S. dollar. In each case, the charts use exchange rates that are based on Bloomberg end-of-day quotations for the period-end dates set forth in the following tables and not on the Spot Rates set forth below. These historical data are shown for the period from January 3, 2000 through October 26, 2010. These historical data are for illustrative purposes only and are not indicative of the historical or future values of the Spot Rates (which are determined as set forth below) or of the historical or future performance of the Basket. We cannot give you any assurance that the Basket Return will be greater than zero or that you will receive any positive return on your investment. Any historical upward or downward trend in the exchange rates set forth in the following charts during any period set forth below is not an indication that the Spot Rates or Basket Return is more or less likely to increase or decrease at any time during the term of the notes. A higher exchange rate for a given year indicates a weakening of the Basket Currencies relative to the U.S. dollar, while a lower exchange rate indicates a strengthening of the Basket Currencies relative to the U.S. dollar. The graphs following each Basket Currency’s exchange rate table set forth the historical exchange rate performance of each respective Basket Currency for the period from October 26, 2000 through October 26, 2010. The daily exchange rates published by Bloomberg may differ from the Spot Rates for the applicable Basket Currency. We will not use Bloomberg to determine the applicable Spot Rate for each of the Basket Currencies. For more information see “Spot Rates” in this pricing supplement.

Past performance is not indicative of future performance.

Brazilian Real

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through October 26, 2010

(expressed as units of Brazilian reais per U.S. dollar)

Brazilian Real	High	Low	Period End
2000	1.9885	1.7090	1.9500
2001	2.8390	1.9310	2.3105
2002	4.0040	2.2530	3.5400
2003	3.6815	2.8065	2.8915
2004	3.2420	2.6492	2.6560
2005	2.7854	2.1540	2.3355
2006	2.4035	2.0510	2.1364
2007	2.1640	1.7269	1.7800
2008	2.6202	1.5545	2.3145
2009	2.4501	1.6968	1.7445
2010 (through October 26, 2010)	1.9153	1.6442	1.7045

Past performance is not indicative of future performance.

Russian Ruble

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through October 26, 2010

(expressed as units of Russian rubles per U.S. dollar)

Russian Ruble	High	Low	Period End
2000	29.5000	27.0850	28.1600
2001	30.5050	28.1600	30.5050
2002	31.9550	30.2550	31.9550
2003	31.9550	29.1600	29.2425
2004	29.2895	27.7200	27.7200
2005	29.0050	27.4395	28.7414
2006	28.7420	26.1475	26.3255
2007	26.9350	24.2322	24.6006
2008	29.9423	23.0584	29.4027
2009	36.5584	28.6270	30.0350
2010 (through October 26, 2010)	31.9455	28.9106	30.4050

Past performance is not indicative of future performance.

Indian Rupee

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through October 26, 2010

(expressed as units of Indian rupees per U.S. dollar)

Indian Rupee	High	Low	Period End
2000	46.9150	43.4750	46.6750
2001	48.3700	46.3412	48.2450
2002	49.0713	47.9235	47.9750
2003	48.0500	45.2100	45.6250
2004	46.5150	43.2800	43.4600
2005	46.3900	43.1300	45.0500
2006	47.0450	44.0200	44.2700
2007	44.7040	39.1737	39.4125
2008	50.6050	39.2057	48.8025
2009	52.1800	45.8050	46.5250
2010 (through October 26, 2010)	47.7450	43.9750	44.4300

Past performance is not indicative of future performance.

Chinese Renminbi

Historical High, Low and Period-End Exchange Rates

January 3, 2000 through October 26, 2010

(expressed as units of Chinese renminbi per U.S. dollar)

Chinese Renminbi	High	Low	Period End
2000	8.2800	8.2760	8.2774
2001	8.2790	8.2754	8.2765
2002	8.2778	8.2760	8.2770
2003	8.2779	8.2762	8.2767
2004	8.2776	8.2763	8.2765
2005	8.2768	8.0701	8.0702
2006	8.0704	7.7980	7.8045
2007	7.8171	7.3019	7.3037
2008	7.3060	6.8061	6.8277
2009	6.8562	6.8108	6.8270
2010 (through October 26, 2010)	6.8347	6.6406	6.6762

Past performance is not indicative of future performance.

Key Risks

An investment in the notes involves significant risks. Some of the risks that apply to an investment in the notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the notes generally in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

♦

MARKET RISK—The notes do not guarantee the full return of your investment. The return on the notes at maturity is linked to the return of the Basket Currencies relative to the U.S. dollar and will depend on whether, and the extent to which, the Basket Return is positive or negative. If the Final Basket Level is less than the Initial Basket level, you will lose 1% of your principal for each 1% decline in the Final Basket Level as compared to the Initial Basket Level up to 10%, meaning you could lose up to 10% of your initial investment. Any payment on the notes, including any element of protection, is subject to the creditworthiness of Deutsche Bank AG.

♦	THE NOTES DO NOT PAY INTEREST—You will not receive interest payments on the notes during the term of the notes.

♦

RISKS RELATING TO THE CREDIT OF THE ISSUER—The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any element of protection and any other Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

♦

90% PROTECTION APPLIES ONLY AT MATURITY—The 90% protection provided by the notes applies only if you hold the notes to maturity. If you sell the notes in the secondary market prior to maturity, you may have to sell your notes at a discount, and you will not receive any principal protection on the portion of your notes sold.

♦

TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES, OR UBS OR ITS AFFILIATES, IN THE FOREIGN EXCHANGE AND CURRENCY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES—We or one or more of our affiliates may hedge our foreign currency exposure from the notes by entering into foreign exchange and currency derivative transactions, such as over-the-counter options. Such trading and hedging activities may affect the Spot Rates and make it less likely that you will receive a positive return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates, or UBS or its affiliates, may also engage in trading in instruments linked to the Spot Rates on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS or its affiliates, may also issue or underwrite other notes or financial or derivative instruments with returns linked or related to changes in the Spot Rates. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS or its affiliates, could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

♦

INVESTING IN THE NOTES IS NOT EQUIVALENT TO INVESTING DIRECTLY IN THE BASKET CURRENCIES—You may receive a lower Payment at Maturity than you would have received if you had invested directly in the Basket Currencies. Additionally, the Basket Return is based on the Currency Return of each of the Basket Currencies, which is in turn based upon the formula set forth above. The Currency Returns are dependent solely on such stated formula and not on any other formula that could be used for calculating currency returns.

♦

CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY—While the Payment at Maturity described in this pricing supplement is based on the full principal amount of your notes, the original Issue Price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates. Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. As a result, the price, if any, at which Deutsche Bank AG (or its affiliates) will be willing to purchase notes from you, prior to maturity, in secondary market transactions, if at all, will likely be lower than the original Issue Price, and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

♦

GAINS IN THE CURRENCY RETURN OF ONE OR MORE BASKET CURRENCIES MAY BE OFFSET BY LOSSES IN THE CURRENCY RETURN OF OTHER BASKET CURRENCIES—The notes are linked to the return of the Basket, which is composed of four currencies with equal weightings. The Basket Return will be based on the return of the Basket as a whole. Therefore, positive Currency Returns of one or more Basket Currencies may be offset, in whole or in part, by negative Currency Returns of one or more other Basket Currencies of equal or greater magnitude, which may result in an aggregate Basket Return equal to or less than zero. The return of the Basket is dependent on the Currency Return of each Basket Currency, which is in turn based upon the formula set forth above.

♦

CURRENCY MARKETS MAY BE VOLATILE—Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies, and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the values of the Basket Currencies and the value of your notes in varying ways, and different factors may cause the values of the Basket Currencies and the volatility of their prices to move in inconsistent directions at inconsistent rates.

♦

LEGAL AND REGULATORY RISKS—Legal and regulatory changes could adversely affect currency rates. In addition, many governmental agencies and regulatory organizations are authorized to take extraordinary actions in the event of market emergencies. It is not possible to predict the effect of any future legal or regulatory action relating to currency rates, but any such action could cause unexpected volatility and instability in currency markets with a substantial and adverse effect on the return of the Basket Currencies and, consequently, the value of the notes.

♦

THE NOTES ARE SUBJECT TO EMERGING MARKETS’ POLITICAL AND ECONOMIC RISKS—The Basket Currencies are currencies of emerging market countries. Emerging market countries are more exposed to the risk of swift political change and economic downturns than their industrialized counterparts. In recent years, emerging markets have undergone significant political, economic and social change. Such far-reaching political changes have resulted in constitutional and social tensions, and, in some cases, instability and reaction against market reforms have occurred. With respect to any emerging or developing nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging or developing-market nation. Political or economic instability is likely to have an adverse effect on the return of the Basket Currencies, and, consequently, the return on the notes.

♦

IF THE LIQUIDITY OF THE BASKET CURRENCIES IS LIMITED, THE VALUE OF THE NOTES WOULD LIKELY BE IMPAIRED—Currencies and derivatives contracts on currencies may be difficult to buy or sell, particularly during adverse market conditions. Reduced liquidity on the Final Valuation Date would likely have an adverse effect on the Final Spot Rate for each Basket Currency, and therefore, on the return on your notes. Limited liquidity relating to any Basket Currency may also result in Deutsche Bank AG, London Branch , as calculation agent, being unable to determine the Basket Return using its normal means. The resulting discretion by the calculation agent in determining the Basket Return could, in turn, result in potential conflicts of interest.

♦

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE THE ISSUER AND THE CALCULATION AGENT FOR THE NOTES ARE THE SAME LEGAL ENTITY—Deutsche Bank AG, London Branch is the Issuer of the notes and the calculation agent for the notes. Deutsche Bank AG, London Branch carries out calculations necessary to calculate the Basket Return and maintains some discretion as to how such calculations are made, in particular if the Spot Rate for any Basket Currency is not available on the Final Valuation Date. In addition, the Issuer may hedge its obligations under the notes. There can be no assurance that any determinations made by Deutsche Bank AG, London Branch in these various capacities will not affect the value of the notes or the return of the Basket Currencies.

♦

SUSPENSION OR DISRUPTIONS OF MARKET TRADING IN THE BASKET CURRENCIES MAY ADVERSELY AFFECT THE VALUE OF THE NOTES—The currency markets are subject to temporary distortions and disruptions due to various factors, including government regulation and intervention, the lack of liquidity in the markets and the participation of speculators. These circumstances could adversely affect the exchange rates of the Basket Currencies and, therefore, the value of the notes.

♦

LACK OF LIQUIDITY—The notes will not be listed on any securities exchange. Deutsche Bank AG or its affiliates may offer to purchase the notes in the secondary market but is not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates are willing to buy the notes.

♦

THE PAYMENT FORMULA FOR THE NOTES WILL NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE BASKET CURRENCIES—Changes in the Basket Currencies during the term of the notes before the Final Valuation Date may not be reflected in the calculation of the Payment at Maturity. Generally, the calculation agent will calculate the Basket Return by measuring the percentage change from the Initial Basket Level to the Final Basket Level, as set forth herein. The Final Basket Level will be calculated using the sum of the weighted Currency Returns, as described above. The Currency Returns will be calculated only as of the Final Valuation Date. As a result, the Basket Return may be less than zero even if the Basket Currencies had moved favorably at certain times during the term of the notes before moving to unfavorable levels on the Final Valuation Date.

♦

WE AND OUR AFFILIATES OR UBS AG AND ITS AFFILIATES, MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE BASKET RETURN TO WHICH THE NOTES ARE LINKED TO AND THE VALUE OF NOTES—We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Basket Currencies to which the notes are linked.

♦

ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES—We expect that, generally, the Spot Rates for the Basket Currencies on any day will affect the value of the notes more than any other single factor. However, you should not expect the value of the notes in the secondary market to vary in proportion to the return of the Basket Currencies relative to the U.S. dollar. The value of the notes will be affected by a number of other factors that may either offset or magnify each other, including:

♦	the expected volatility of the Basket Currencies and the U.S. dollar, as reference currency;

♦	the time to maturity of the notes;

♦	the exchange rates and the volatility of the exchange rate between each Basket Currency and the U.S. dollar;

♦	interest and yield rates in the market generally and in the markets of the Basket Currencies and the U.S. dollar;

♦	a variety of economic, financial, political, regulatory or judicial events;

♦	supply and demand for the notes; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦

HISTORICAL RETURN OF THE BASKET CURRENCIES SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE RETURN OF THE BASKET CURRENCIES DURING THE TERM OF THE NOTES—It is impossible to predict whether any of the USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will rise or fall. The USD/BRL Spot Rate, the USD/RUB Spot Rate, the USD/INR Spot Rate and the USD/CNY Spot Rate will be influenced by complex and interrelated political, economic, financial and other factors.

♦

MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN—The calculation agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the Basket Return in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the notes. These events may include disruptions or suspensions of trading in the markets as a whole or general inconvertibility or non-transferability of one or more currencies. If the calculation agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the notes or prevents the calculation agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the calculation agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Final Valuation Date and the Maturity Date will be postponed, which may adversely affect the return on your notes. For example, if the source for the Spot Rate of a Basket Currency is not available on the Final Valuation Date, the calculation agent may determine the exchange rate for such date, and such determination may adversely affect the return on your notes.

Spot Rates

Spot Rates

The Spot Rate for the Brazilian real on each date of calculation will be the U.S. dollar/Brazilian real offered rate for U.S. dollars, expressed as the amount of Brazilian reais per one U.S. dollar, for settlement in two business days, as reported by Banco Central do Brasil on SISBACEN Data System under transaction code PTAX-800 (“Consulta de Cambio” or Exchange Rate Inquiry), Option 5 (“Cotacoes para Contabilidade” or Rates for Accounting Purposes), by approximately 6:00 p.m., Sao Paulo time, on such date of calculation, which appears on Reuters Page “BRFR” or any successor page, on such date of calculation.

The Spot Rate for the Russian ruble on each date of calculation will be the U.S. dollar/Russian ruble specified rate, expressed as the amount of Russian rubles per one U.S. dollar, for settlement in one business day, calculated by the Chicago Mercantile Exchange (“CME”) and as published on CME’s website, which appears on the Reuters Screen EMTA Page, at approximately 1:30 p.m., Moscow time, on such date of calculation. The Spot Rate shall be calculated by the CME pursuant to the Chicago Mercantile Exchange/EMTA, Inc. Daily Russian Ruble Per U.S. Dollar Reference Rate Methodology (which means a methodology, effective as of June 16, 2005, as amended from time to time, for a centralized industry-wide survey of financial institutions in Russia that are active participants in the U.S. dollar/Russian ruble spot market for the purpose of determining the RUB/CME-EMTA Rate).

The Spot Rate for the Indian rupee on each date of calculation will be the U.S. dollar/Indian rupee reference rate, expressed as the amount of Indian rupees per one U.S. dollar, for settlement in two business days, as reported by the Reserve Bank of India, which appears on the Reuters Screen RBIB Page at approximately 12:30 p.m., Mumbai time, or as soon thereafter as practicable, on such date of calculation.

The Spot Rate for the Chinese renminbi on each date of calculation will be the U.S. dollar/Chinese renminbi official fixing rate, expressed as the amount of Chinese renminbi per one U.S. dollar, for settlement in two business days, as reported by the People’s Bank of China, Beijing, People’s Republic of China, which appears on Reuters Screen SAEC Page opposite the symbol “USDCNY=” at approximately 9:15 a.m., Beijing time, on such date of calculation.

If any of the foregoing Spot Rates is unavailable (or is published in error), the Spot Rate for such Basket Currency shall be selected by the calculation agent in good faith and in a commercially reasonable manner.

Supplemental Plan of Distribution (Conflicts of Interest)

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.20 per $10.00 note principal amount. We have agreed that UBS Financial Services Inc. may sell all or part of the notes that it purchases from us to its affiliates at the price to the public indicated on the cover of this pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover. DBSI, one of the agents for this offering, is our affiliate. In accordance with NASD Rule 2720, DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Underwriting (Conflicts of Interest)” in the accompanying product supplement.